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                                                                     EXHIBIT 5.0


                          [FOLEY & LARDNER LETTERHEAD]



                                  May 17, 1997


Badger Meter, Inc.
4545 West Brown Deer Road
Milwaukee, Wisconsin  53223

Ladies and Gentlemen:

        We have acted as counsel for Badger Meter, Inc., a Wisconsin corporation (the "Company"), in connection with the preparation of a Form S-8 Registration Statement (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to 200,000 shares of the Company's Common Stock, $1 par value (the "Common Stock"), which may be issued or acquired pursuant to the Badger Meter, Inc. 1997 Stock Option Plan (the "1997 Plan").

        We have examined:  (a) the 1997 Plan; (b) the Registration Statement;
(c) the Company's Restated Articles of Incorporation and Restated By-laws, as amended to date; (d) copies of resolutions of the Company's Board of Directors relating to the 1997 Plan and the issuance of securities thereunder; and (e) such other proceedings, documents and records as we deemed necessary to enable us to render this opinion. In connection with approval of the 1997 Plan, this opinion assumes the consideration to be received by the Company upon the issuance of shares of Common Stock pursuant to the 1997 Plan has been deemed adequate by the Company's Board of Directors in accordance with the provisions of the Wisconsin Business Corporation Law.

        Based on the foregoing, we are of the opinion that:

        1. The Company is a corporation validly existing under the laws of the State of Wisconsin.
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Badger Meter, Inc.
May 17, 1997
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        2.      The shares of Common Stock, when issued by the Company pursuant to the terms and conditions of the 1997 Plan and as contemplated in the Registration Statement, will be validly issued, fully paid and nonassessable, except as otherwise provided by Section 180.0622(2)(b) of the Wisconsin Business Corporation Law.

        Edwin P. Wiley and John F. Callan, partners in the firm of Foley & Lardner, are trustees of a number of trusts for the benefit of various members of the Wright family. As trustees they may be deemed to have beneficial ownership over the shares of the Common Stock and the Company's Class B Common Stock held in those trusts. The trustees have no voting power or investment power over the shares held by the trusts because the shares have been deposited in the Badger Meter Voting Trust.

        We consent to the use of this opinion as an exhibit to the Registration Statement and to the references to our firm therein. In giving our consent, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by
Section 7 of the Securities Act.

                                        Very truly yours,



                                        Foley & Lardner
                                        FOLEY & LARDNER